AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS 2006 RESULTS

Coral Gables, FL — March 16, 2007 — Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income for 2006 of $174,726,000 ($16.59 per share, diluted) on revenues of $835,079,000, compared with net income for 2005 of $63,127,000 ($6.28 per share, diluted) on revenues of $516,848,000.

During the year ended December 31, 2006, we closed on 2,122 homes, a 10.9% increase from the 1,914 homes closed during the year ended December 31, 2005. Dollar volume increased by 49.6% to $666,578,000, compared to $445,485,000 for the year ended December 31, 2005.

The number of housing contracts signed, net of cancellations, for the year ended December 31, 2006 declined by 66.2% to 606, compared to 1,791 for the year ended December 31, 2005. The dollar volume of contracts signed declined by 60.2% compared to the year ended December 31, 2005, to $221,207,000, compared to $555,370,000.

The number of units in backlog was 549 at December 31, 2006, compared to 2,065 at December 31, 2005. The aggregate dollar volume of our backlog at December 31, 2006 was $189,292,000, compared to $634,663,000 at December 31, 2005.

Our sales results continue to reflect the weak market for new single-family and multi-family residences in our markets. During 2006, we experienced a higher level of cancellations of sales contracts for homes than in prior periods. Residential builders, including Avatar, are increasingly utilizing discounts and various sales incentives in our markets. Additionally, there remains for sale an excess of investor and speculator-owned units.

We do not anticipate a meaningful improvement in our markets in the near term. Our focus remains on managing Avatar and its assets for the long-term benefit of our shareholders, including the identification and monetization of commercial and industrial land. We have a very experienced senior management team that has worked through previous downturns in the real estate cycle. Our management and our Board of Directors are very focused on utilizing our strong balance sheet to capitalize on opportunities that we identify during this downturn. It is not our intention to implement programs which may offer some short-term earnings advantage, but which could compromise our long-term objectives.

Pre-tax income for the year ended December 31, 2006 was $258,752,000, including pre-tax income of $108,305,000 on revenues of $133,466,000 from commercial, industrial and other land sales, of which $39,927,000 on revenues of $44,110,000 was from commercial and industrial land sales. Other land sales include pre-tax income of $62,800,000 on revenues of $75,122,000 on the December 2006 sale of our approximate 4,400-acre property of Ocala Springs to The Nature Conservancy. For the year ended December 31, 2005, results included pre-tax income of $25,770,000 on revenues of $48,455,000 from commercial, industrial and other land sales, including pre-tax income of $9,469,000 on revenues of $13,145,000 from commercial and industrial land sales and pre-tax income of $12,170,000 on revenues of $21,423,000 from other land sales.

Avatar’s assets at December 31, 2006 totaled $751,072,000, compared to $626,410,000 at December 31, 2005. Stockholders’ equity at December 31, 2006 was $505,356,000, compared to $312,892,000 at December 31, 2005.

At December 31, 2006, there were 8,193,736 shares of Avatar Common Stock outstanding with a book value of $61.68 per share.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida’s east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult (55 years and older) and primary housing; the level of immigration and in-migration into the areas in which we conduct real estate activities; the level of competition in geographic areas in which we do business; the number of investor and speculator resale homes for sale in our communities and in the geographic areas in which we develop and sell homes; international (in particular Latin America), national and local economic conditions and events, including employment levels, income levels; interest rates, mortgage rates; consumer confidence, the availability and terms of residential mortgage financing and subprime mortgage financing and demand for new and existing housing; Avatar’s access to future financing; geopolitical risks; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

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AVATAR HOLDINGS INC. AND SUBSIDIARIES
Selected financial data for the years ended December 31, 2006 and 2005
(Dollars in thousands except per share data)

	2006	2005
Revenues	$835,079	$516,848
Income from continuing operations	$258,752	$87,189
before income taxes
Income tax expense	$(84,026)	$(29,990)
Income from continuing operations	$174,726	$57,199
after income tax
Net income from discontinued	—	$5,928
operations (including gain on disposal)
Net income	$174,726	$63,127
Basic EPS:
Income from continuing operations after	$21.33	$7.10
income taxes
Income from discontinued operations	—	0.73

Net income	$21.33	$7.83
Diluted EPS:
Income from continuing operations after	$16.59	$5.72
income taxes
Income from discontinued operations	—	0.56

Net income	$16.59	$6.28
Total assets	$751,072	$626,410
Cash and cash equivalents	$203,760	$38,479
Total stockholders’ equity	$505,356	$312,892
Stockholders’ equity per share	$61.68	$38.25
Stockholders’ equity per share	$59.36	$41.02
(assuming conversion of 4.50% Notes)